Exhibit 3.10

IMPERIAL TRUCKING COMPANY, LLC

A Pennsylvania Limited Liability Company

Organized on August 4, 2011

OPERATING AGREEMENT

OF

IMPERIAL TRUCKING COMPANY, LLC

(A Pennsylvania Limited Liability Company)

This Operating Agreement of IMPERIAL TRUCKING COMPANY, LLC (the “Company”) has been adopted as of August 4, 2011 by the original Members of the Company, including WAYNE GOULD who is a Member and also the sole Manager of the Company. This Agreement, as it may be ‘amended from time to time, shall be binding on any person who at the time is a Member, regardless of whether or not the person has executed this Agreement or any amendment hereto.

RECITALS

A, The Company has been organized as a Pennsylvania limited liability company by the filing of a certificate of organization with the Department of State of the Commonwealth of Pennsylvania under and pursuant to the Act.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the Members agree as follows:

ARTICLE I - DEFINITIONS

1.01. Definitions.  In addition to the terms defined in other provisions of this Agreement, the following terms shall have the meanings set forth below unless the context requires otherwise:

“Act,” The Pennsylvania Limited Liability Company Law Of 1994, 15 Pa.C.S. § 8901 et. seq., and any successor statute, as amended from time to time,

“Agreement,” This Operating Agreement, as amended, modified, supplemented or restated from time to time.

“Capital Account,” The individual account maintained by the Company with respect to each Member as provided in Section 4.04.

“Capital Contribution,” The aggregate amount of cash and the agreed value of any property or services (as determined by the Member and the Company) contributed by each Member to the Company as provided in Section 4.01. In the case of a Member that acquires a Membership Interest by an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the Capital Contribution of that Member’s predecessor proportionate to the acquired Membership Interest.

“Certificate,” The certificate of organization of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Department of State of the Commonwealth of Pennsylvania pursuant to the Act.

“Company,” See the preamble.

“Indemnified Representative,” means the Manager, the Members and any other person designated as an Indemnified Representative by the Manager (which may, but need not, include any Person serving at the request of the Manager as a officer, employee, agent, fiduciary or trustee of the Company or any affiliated corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other entity or enterprise).

Interest Holder,” means any Person who holds an interest in a Membership Interest as permitted under this Agreement but who is not a Member.

“Manager,” means Wayne Gould and any other Person serving at the time as a manager of the Company as provided in this Agreement.

“Member,” Any Person who at the time is a member of the Company. “Members” means two or more Persons when acting in their capacities as members of the Company. For purposes of the application of a provision of the Act to the Company, the Members shall constitute one class or group of members.

“Membership Interest,” The interest of a Member in the Company, including, without limitation, interests in Profits and Losses, rights to distributions (liquidating or otherwise), allocations, information, and to consent to or approve actions by the Company, all in accordance with the provisions of this Agreement and the Act.

“Nonvoting Unit,” means a nonvoting Unit of the Company with such rights and preferences as detailed in this Agreement.

“Percentage Interest,” The number of Units held at a particular time by a Member, divided by the number of Units then held by all Members expressed as a percentage.

“Person,” A natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, estate, association or other legal entity or organization.

“Purchasing Percentage Interest,” The number of Units held at a particular time by a Member of the Purchasing Group, divided by the number of Units then held by all Members of the Purchasing Group expressed as a percentage.

“Related Party,” means a sibling or descendent (whether by blood or adoption) of a Member or a trust all of the beneficiaries of which are Related Parties.

“Treasury Regulations,” The income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units,” means the Voting and Nonvoting Units into which the aggregate Membership Interest in the Company is divided.

“Voting Unit,” means a voting Unit of the Company with such rights and preferences as detailed in this Agreement.

ARTICLE II - ORGANIZATION

2.01. Principal Place of Business; Other Offices.  The principal place of business of the Company shall be at 105 Pine Street, Imperial, Pennsylvania 15126 or at such other place as the Manager may designate from time to time, which need not be in the Commonwealth of Pennsylvania. The Company may have such other offices as the Manager may designate from time to time.

2.02. Purpose.  The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be organized under the Act and engaging in any and all lawful activities necessary, convenient, desirable or incidental to the foregoing.

ARTICLE III - MEMBERSHIP INTERESTS

3.01. Initial and Subsequent Members.  The Members of the Company are the Persons listed on Annex A. Except as permitted in Article X, a Person who is not already a Member and who acquires a previously outstanding Unit or Units shall only be admitted as a Member if approved by the Manager. Other Persons may be admitted from time to time upon the issuance to them of a Unit or Units on such terms as are fixed by the Manager. It shall not be necessary for Persons who are subsequently admitted as Members or who acquire any or all of an existing Member’s Units to execute this Agreement either by counterpart or amendment. When any Person is admitted as a Member or ceases to be a Member, the Company shall prepare a revised version of Annex A and distribute it to all the Members.

3.02. Authorized Membership Interests.  The aggregate Membership Interest in the Company shall be divided into such number of Units as may be issued and outstanding at the time.

3.03. Record Holders of Membership Interests.  The Company shall be entitled to treat the Person in whose name any Units of the Company stand on the books of the Company as the absolute owner thereof, and as a Member of the Company holding the Membership Interest evidenced by those Units. The Company shall not be bound to recognize any equitable or other claim to, or interest in, such Unit or Units on the part of any other Person, whether or not the Company has express or other notice of any such claim.

3.04. Transfers and Assignments of Membership Interests.

(a)        Transferability.    No Units or the Membership Interests represented thereby shall be transferable or assignable, in whole or in part, unless the Member has complied with Article X of this Agreement. IN ADDITION, THE INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION PROM REGISTRATION THEREUNDER.

(b)        Capital Account of Transferee.    Upon the valid transfer of a Unit, the transferee shall succeed to the corresponding portion of the Capital Account of the transferor.

(c)        Distribution Upon Dissociation.    A Member who is dissociated from the Company shall not have the right under Section 8933 of the Act to be paid the fair value of the Membership Interest of the Member as a result of the dissociation.

3.05. Lack of Authority.  A Member in his, her or its capacity as such shall not have the authority. or power to act for or on behalf of the Company or otherwise bind the Company in any way.

3.06. No Right of Partition.  A Member shall not have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular assets of the Company.

3.07. Evidence and Transfer of Units.

(a)        Evidence of Units. The Units shall not be represented by certificates.

(b)        Procedure. Transfers of Units shall be made on the Unit register of the Company.

ARTICLE IV - FINANCIAL AND TAX MATTERS

4.01. Capital Contributions.  The Company shall keep a record of the Capital Contributions made by the Members. A Member shall not be required to make any capital contribution to the Company not specifically agreed to in writing between the Member and the Company, or be obligated or required under any circumstances to restore any negative balance in his, her or its Capital Account.

4.02. Return of Contributions.  A Member is not entitled to the return of any part Of the Member’s Capital Contribution, or to be paid interest in respect of the Member’s Capital Account or Capital Contribution. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.03. Advances by Members.  A Member may agree, with the consent of the. Manager, to loan finds to or guarantee obligations of the Company. A loan to the Company or guarantee of its obligations by a Member is not a Capital Contribution.

4.04. Capital Accounts.

(a)        The allocation and capital account maintenance provisions of Treasury Regulations under Section 704 of the Code are hereby incorporated by reference, including a “qualified income offset” within the meaning of Treas. Reg. § 1.704-1(b)(2)(10(d), the rules regarding allocation of “partner nonrecourse deductions” under Treas. Reg. § 1.704-2(i)(1), “minimum gain chargeback” under Treas. Reg. § 1.704-2(0 and “partner nonrecourse debt minimum gain chargeback” under Treas. Reg. § 1.704-2(i)(4), and the limitation on allocation of losses to any Member that would cause a deficit .capital account in. excess of such Member’s capital contribution obligations and share of minimum gain and partner nonrecourse debt minimum gain under Treas. Reg. § 1.704-1(b)(2)00(d) as modified by Trees, Reg. §§ 1,704 2(g)(1) and 1.704-2(i)(5).

(b)        To the extent contributed property has a fair market value at the time of contribution that differs from the contributing Member’s basis in the properly, and to the extent the carrying value of property of the Company-otherwise differs from the Company’s basis in such property, depreciation, gain and loss for capital account purposes shall be computed by reference to such carrying value rather than such tax basis. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to such property shall, solely for tax purposes, be shared among the Members so as to lake account of the variation between the basis of. the property to the Company and its fair market value at the time of contribution, or at the time that the carrying value of such property is adjusted under Treas. Reg. § I .704-1(b)(2)(iv)(1), as the case may be.

4.05. Profits and Losses.  At all times while there is more than one Member, profits and losses shall be allocated to the Members in accordance with their Percentage Interests, except as otherwise provided in Section 4.04 or as required by Federal income tax law.

4.06. Distributions.

(a)        General Rule. Except as otherwise provided in Article IX, the Manager may authorize, in the Manager’s sole discretion, the Company to make distributions to the Members. All distributions, other than liquidating distributions, shall be made to the Persons shown as holders of record of Membership Interests at the time in proportion to their Percentage Interests.

(b)        Minimum distribution. With respect to any taxable year of the Company in which Members are allocated taxable income for Federal income tax purposes (and for this purpose all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703 of the Code shall be included in the calculation of taxable income (other than the amount, if any, by which capital losses exceed capital gains)), the Company shall attempt to distribute to the Members, within 90 days after the close of that taxable year, no less than the amount determined by multiplying the Company’s- taxable income (computed as set forth in this sentence) by the highest composite Federal, state and local income tax rate applicable to any Member. For purposes of the preceding sentence, the Company’s taxable income for a year shall be reduced by any net loss of the Company in prior years that has not previously been so taken into account under this Section 4.06(b). Nothing herein shall require the Company to borrow money or reduce its cash flow so as to restrict its ability to operate the day-to-day activities of the business in order to make such distributions.

4.07. Establishment of Reserves.  The Manager shall have the right and obligation to establish reasonable reserves for maintenance, improvements, acquisitions, capital expenditures and other contingencies, such reserves to be fancied with such portion of the operating revenues of the Company as the Manager may deem necessary or appropriate for that purpose.

4.08. Tax Returns.  The Manager shall arrange for the preparation of all tax returns required to be fled for the Company. Each Member shall be entitled to receive, upon written request, copies of all Federal, state and local income tax returns and information returns, if any, which the Company is required to file. All information needed by the Members and other Persons who were Members during the applicable taxable year for income tax purposes shall be prepared by the Company’s accountants and furnished to each such Person after the end of each taxable year of the Company.

4.09. Tax Elections.

(a)      To the extent permitted by applicable tax law, the Company may make the following elections on the appropriate tax returns:

(1)        to adopt the calendar year as the Company’s taxable year;

(2)        to adopt the cash method of accounting and to keep the Company’s books and records on the income-tax method;

(3)        if a transfer of a Membership Interest as described in Section 743 of the Code occurs, on written request of any transferee Member, or if a distribution of Company property is made on which gain described in Section 734(b)(l)(A) of the Code is recognized or there is an excess of adjusted basis-as described in Section 734(b)(1)(B) of the Code, to elect, pursuant to Section 754 of the Code; to adjust the basis of Company properties;

(4)        to elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company ratably over a period of 60 months as permitted by Sections 195 and 709(b) of the Code; and

(5)        any other election the Manager may deem appropriate and in the. best interests of the Members.

ARTICLE V - MANAGEMENT

5.01. Management by Manager.

(a)        Exclusive Responsibility. The management of the business and affairs, of the Company shall be the sole and complete responsibility of the Manager. A Member, as such, shall not take part in, or interfere in any manner with, the management, conduct or control of the business and affairs of the. Company, and shall not have any right or authority to act for or bind the Company. The Company may act only by actions taken by or under the direction of the Manager in accordance with this Agreement.

(b)        Delegation. The Manager may delegate the right, power and authority to manage the day-to-day business, affairs, operations and activities of the Company to any officer,. employee or agent of the Company, subject to the ultimate direction, control and supervision of the Manager. If the Manager appoints an officer of the Company with a title that is commonly used for officers of a business corporation; the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made by the Manager. Any number of offices may be held by the same Person. The salaries and other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Manager.

5.02. Non-exclusive Service.  The Manager need not devote services to the Company on a substantially full time basis and need only devote so much time to the Company’s activities as the Manager determines to be necessary for the efficient conduct thereof.

5.03. Removal.  At any meeting of Members at which a quorum of Members is present called expressly for that purpose, or pursuant to a written consent adopted pursuant to this Agreement, the Manager may be removed from the position of Manager (but not as a Member), with or without cause, by vote of the Members. Action to remove the Manager shall not be effective until a replacement Manager has been. elected by the Members.

5.04. Conflicts of Interest.

(a)        Other Business Opportunities. Subject to the other express provisions of this Agreement, the Manager may engage in and possess interests in other business ventures of any and every type and description, independently or with others, except ones in competition with the Company, with no obligation to offer to the Company or any Member or Manager the right to participate therein.

(b)        Interested Transactions. A contract or transaction between the Company and the Manager or one or more of its officers or between the Company and another domestic or foreign association in which the-Manager or one or more of its officers have a management role or a financial or other interest, shall not be void or voidable solely for that reason, or solely because the Manager or officer participates in the authorization of the contract or transaction, if:

(1)        if the Manager is not a party to the contract or transaction, the material facts as to the relationship or interest and as to the transaction are disclosed or known to the Manager and the Manager authorizes the contract or transaction;

(2)        the material facts as to the relationship or interest and as to the transaction are disclosed. or known to the Members entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those Members; or

(3)        the contract or transaction is fair to the Company as of the time it is authorized, approved or ratified by the Manager or the Members.

5.05. Limitation of Liability.  The Manager shall not be personally liable, as such, for monetary damages (other than under criminal statutes and under Federal, state and local laws imposing liability on managers for the payment of taxes) for any action taken, or any failure to take any action, unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Section shall apply to or have any effect on the liability or alleged liability of any person who is or was the Manager of the Company for or with respect to any acts or omissions of the Manager occurring prior to the affective date of such amendment or repeal. If the Act is amended to permit a Pennsylvania limited liability company to provide greater protection from personal liability for its managers than the express terms of this Section, this Section shall be construed to provide for such greater protection.

ARTICLE VI - MEMBERS

6.01. Voting Rights of Members.  Each Voting Unit shall entitle the holder thereof to one vote on each action to be voted on by the Members. Nonvoting Units shall not be entitled to vote on any matter except as required by the Act.

6.02. Action by Members.  Except as otherwise provided in the. Act, the Certificate or this Agreement, whenever any action is to be taken by vote of the Members, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Members entitled to vote thereon. Recording the fact of abstention does not constitute casting a vote.

6.03. Meetings of Members.

(a)        Quorum. A meeting of the Members shall not be organized for the transaction of business unless a quorum is present. The presence of Members entitled to-cast at least a majority of the votes that all Members are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. The Members present at a duly organized meeting can continue to do business until adjournment notwithstanding the Withdrawal of enough Members to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, the Members present may adjourn the meeting to such time and place as they may determine.

(b)        Location. All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the Commonwealth of Pennsylvania as shall be specified or fixed-in the notice thereof.

(c)        Adjournment. The chairman of the meeting or the Members present and entitled to vote shall have the power to adjourn a meeting from time to time, without any notice other than announcement at the meeting of the time and place at which the adjourned meeting will be held.

(d)        Call of Meetings. A meeting of the Members for any proper purpose or purposes may be called at any time by the Manager. Only business within the purpose or purposes described hi the notice of the meeting may be conducted at a meeting of the Members. The notice shall specify the location of the meeting.

(e)        Notices. Notice of a meeting of Members shall be given to the Members either personally or by sending a copy thereof:

(1)        By first class or express mail, postage prepaid, or courier service, charges prepaid, to the postal address of each Member appearing on the books of the Company. Notice pursuant to this paragraph shall be deemed to have been given when deposited in the United States mail or with the courier service.

(2)        By facsimile transmission, e-mail or other electronic communication to the facsimile number or address for e-mail or other electronic communications supplied by a Member to the Company for the purpose of notice, Notice pursuant to this paragraph shall be deemed to have been given when sent.

(f)        Waiver of Notice. A waiver of notice of a meeting signed by the Member entitled to the notice, whether before or after the meeting, shall be deemed equivalent to the giving of the notice. Attendance of a Member at a meeting constitutes a waiver of notice of the meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.04. Proxies.

(a)        General Rule. Every Member entitled to vote at a meeting of the Members or to express consent or dissent without a meeting may authorize another Person to act for the Member by proxy. The presence of; or vote or other action at a meeting of Members by, or the expression of consent or dissent by, a proxy of a Member shall constitute the presence of; or vote or action by, or consent or dissent of the Member.

(b)        Minimum Requirements. Every proxy shall be executed by the Members by the duly authorized attorney-in-fact of the Member and filed with the Manager. A telegram, telex, cablegram or other electronic transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as properly executed for purposes of this section if it sets forth a confidential and unique identification number or other mark furnished by the Company to the Member for the purposes of a particular meeting or transaction.

(c)        Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision. in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the Manager. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided in the proxy. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Manager.

6.05. Conduct of Meetings.  All meetings of the Members shall be presided over. by the Manager, a Person designated by the Manager or, in the absence of the Manager or a Person designated by the Manager, a person chosen by the Members present. The Person presiding at the meeting shall determine. the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

6.06. Action by Consent or Remote Participation.

(a)        Action by Consent. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice, and without a vote, upon the consent of Members who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all Members entitled to vote thereon were present and voting.

(b)        Remote Participation. The presence or participation, including voting and taking . other action, at a meeting of Members, by conference telephone or other electronic means, including without limitation the Internet, shall constitute the presence of or vote or action by, the Member.

6.07. Voting by Joint Holders.  Where a Membership Interest is held in any forth of joint or common ownership by two or more Persons:

(1)        if less than all of those Persons are present in person or by proxy at a meeting of the Members, the entire Membership Interest held in joint or common ownership shall be deemed to be represented at the meeting and the Company shall accept as the vote of that Membership Interest the vote cast by a majority of those Persons present; and

(2)        if the Persons are equally divided upon whether the Membership Interest held by them shall be voted or upon the manner of voting the Membership Interest, the voting of the Membership Interest shall be divided equally among the Persons without prejudice to the rights of those Persons among themselves.

6.08. Liability of Members.  The Members, as such, shall not be liable for the debts, obligations or liabilities of the Company except to the extent required by the Act.

ARTICLE VII - INDEMNIFICATION OF MANAGERS, OFFICERS AND OTHER

AUTHORIZED REPRESENTATIVES

7.01. Indemnification.  The Company shall indemnify and hold harmless each Indemnified Representative from and against any and all damages, losses, costs and expenses (including reasonable attorney’s fees) resulting from or relating in any way to any action taken or omitted to be taken, in good faith, by such Indemnified Representative in connection with the . business or affairs of the Company, except that they shall not be indemnified in respect of any damage, loss, cost or expense incurred by :reason of gross negligence, recklessness, or willful misconduct. Costs and expenses incurred in defending or responding to any legal action may be advanced by the Company to the person who is the subject thereof in advance of the final disposition of such action, upon receipt of an undertaking by the person seeking such advance to repay such amount if it shall. ultimately be determined that such person is not entitled to be indemnified pursuant to this section. For the purposes of this Article VII, the determination that any person has acted with gross negligence, recklessness or willful misconduct may be made by the court or other body before which the relevant action, proceeding or Investigation is pending. In the absence of a determination by such court or other body, such determination shall be made by independent legal counsel in a written legal opinion to the Company. No amendment or repeal of this Article VII shall alter, to the detriment of any person, such person’s right to indemnification relative to a claim based on an act or a failure to act that took place prior to the amendment or repeal. Nothing contained in this Article VII shall limit the ability of the Company to otherwise indemnify or advance expenses to any person.

ARTICLE VIII - BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.01. Maintenance of Books.

(a)        Financial Records. The Company shall keep books and records. of accounts . which shall be maintained on a cash basis, or such other method as is required for Federal income tax purposes, in accordance with the terms of this Agreement, except that the Capital Accounts of the Members shall be maintained in accordance with Section 4.04.

(b)        Company Records. In addition to the financial records required to be maintained under subsection (a), the Company shall keep the following records:

(1)        A list setting forth the full name and last known mailing address of each Member and the Manager.

(2)        A copy of the Certificate and all amendments thereto.

(3)        Copies of all of the Company’s Federal, state and local income tax returns and annual financial statements.

(4)        Copies of the currently effective written Operating Agreement, and all amendments thereto, and copies of any operating agreements no longer in effect.

(5)        Minutes of the proceedings of the Members.

8.02. Reports.  The Manager shall be responsible for the preparation of financial reports of the Company and for the coordination of the financial matters of the Company with the Company’s certified public accountants. The Company shall furnish to its Members such financial statements as the Members shall approve or as required by law.

8.03. Financial Accounts.  The Manager shall establish and maintain one or more separate bank and investment accounts in the Company name with financial institutions and firms that the Manager determines. The Manager may not commingle the Company’s fluids with the funds of any Member; however, Company funds may be invested in a manner the same as or similar to the Managers’ investment of the Manager’s own funds or investments.

ARTICLE IX - DISSOLUTION, LIQUIDATION, AND TERMINATION

9.01. Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(1)        the affirmative vote, consent or agreement of the Members holding a majority of the Voting Units; or

(2)        the entry of an order of judicial dissolution of the Company under Section 8972 of the Act.

9.02. Liquidation and Termination.

(a)        Procedure. On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more representatives or Members as liquidator. .The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidator are as follows:

(1)        as promptly as possible after dissolution and again after final liquidation, the. liquidator shall cause a proper accounting to be made by a recognized fin-n of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(2)        the liquidator shall first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company to its creditors (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.03) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine), all in accordance with the provisions of the Act as may be applicable;

(3)        after all of the payments required by paragraph (2) have been made, any remaining assets of the Company shall be distributed to the Members as follows:

(i)        the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and . allocated to the Capital Accounts of the Members;

(ii)        with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if . there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(iii)        after completion of the steps in subparagraphs (i) and (ii), the remaining assets shall be distributed to the Members in an amount equal to the credit balance in each of their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

(b)        Distributions. All distributions in kind to the Members under this section shall be made subject to the liability of each distributee for costs, expenses, and liabilities relating to the assets distributed in kind theretofore incurred or for which the Company has committed prior to the date of termination And those costs, expenses, and liabilities shall be allocated to the distributees pursuant to this section. The distribution of cash and/or property to a Member in accordance with the provisions of this section constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership interest in all the Company’s property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

9.03. Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including. non-cash items such as depreciation), or distributions of money pursuant to this: Agreement to all Members in proportion to their respective Percentage Interests, upon ,dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

9.04. Certificate of Dissolution.  On completion of the liquidation of Company assets as provided herein, the Company is terminated, and the Manager (or such other person or persons as the Act may require or permit) shall file a Certificate of Dissolution with the Department of State of the Commonwealth of Pennsylvania and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X - RESTRICTIONS ON TRANSFER OP UNITS

10.01.        Restriction on Right to Transfer. No Member or Interest Holder shall be entitled to sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien on, encumber, give, place in trust (voting or other) or otherwise dispose of, including any involuntary transfer or transfer by operation of law upon divorce, in bankruptcy or by way of execution, seizure or sale by legal process (hereinafter “transfer”), an interest or right in the Membership Interest unless the applicable provisions of this Operating Agreement are complied with in full. Any attempted transfer of an interest or right in the Membership Interest other than in accordance with the preceding sentence shall be null and void and be of no force or effect. In addition, any transfer of an interest or right in the Membership Interest shall be made only in compliance with all applicable securities laws, and the Company may require the. transferor to obtain and deliver to the Company an opinion of counsel (reasonably acceptable, as to both the opinion and the counsel, to the Company) and/or other evidence reasonably satisfactory to the Company that such proposed transfer so complies.

10.02.        Transfers to Related Parties. Transfers shall be permitted, whether by devise, gift or sale, to a Related Party, as defined herein. Such transfer shall not require the consent of the Manager or any other Member.

10.03.        Wayne Gould Drag Along Right. If Wayne Gould wishes to sell some or all of his Units, he shall first obtain an arm’s length, bona fide, legally enforceable written offer, acceptable to Wayne Gould, from an unrelated third party to purchase such Units. Wayne Gould shall give written notice of such proposed sale (the “Notice of Sale”) to each of the other Members, setting forth the name of the prospective buyer, the consideration to be paid (on a per Unit basis), payment terms and other material terms of the sale. The Notice of Sale .shall include (i) the anticipated closing date, which shall be not less than thirty (30) days and not more than ninety (90) days after the date of ‘the Notice of Sale, and (ii) a statement as to whether Wayne Gould is exercising his Drag Along Right, as defined below, Wayne Gould shall have the right, exercisable by notice given in the Notice of Sale, to require the other Members to sell all (but not less than all, unless Wayne Gould is selling less than all of his Units, in which case the other Members will be obligated to sell only the same proportion of their Units as Wayne Gould is selling) of the Units owned by the other Members to the purchaser named in the Notice of Sale . (the “Drag Along Right”), such sale to take place contemporaneously with and .under the same terms and conditions (including without limitation, the same per Unit purchase price) of the sale of Wayne Gould’s Units.

10.04.        Conditions of Transfer.

(a)        Except as provided in this Article X, no Member or Interest Holder, may transfer all or any portion of or any interest or right in a Membership Interest without the written approval of the Manager. If approved by the Manager, the transfer will, nevertheless, be invalid unless the following conditions (“Conditions of Transfer”) are satisfied: (i) the transfer will not require registration by the Company of Membership Interests or any rights associated therewith under any federal or state securities laws; (ii) the transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement; (iii) the transferor or the transferee delivers the following information to the Company: (1) the transferee’s taxpayer identification number; and (2) the transferee’s initial tax basis in the Membership Interest; (iv) the Company is reimbursed by the transferee for any expenses (including attorneys’ fees) incurred by the Company in connection with such transfer.

(b)        If approved by the Manager and if the Conditions of Transfer are satisfied, then a Member or Interest Holder may transfer all or any portion of or any economic interest or right in the Membership Interest and the transferee shall also become a Member.

(c)        Each Member hereby acknowledges the reasonableness of the prohibitions contained in this Article X in view of the purposes of the Company and the relationship of the Members. The Transfer of any interest or right in a Membership Interests in violation of the prohibition contained in this Article X shall be deemed invalid, null and void, and of no force or effect. Any Person to whom any interest or right in a Membership Interests is attempted to be transferred in violation of this Article shall not be entitled to distributions from the Company or have any other rights in or with respect to the Membership Interest.

10.05.        Rights of Interest Holder.

(a)        An Interest Holder may be admitted as a Member only if the Interest Holder receives the approval of the Manager.

(b)        An Interest Holder who is not admitted as a Member shall be entitled to receive distributions of cash or other property or allocations from the Company attributable to the Units assigned, but shall have no right to any other information or accounting or to inspect the Company’s books and records and shall hot be entitled to any Other right of a Member under the Act or this Agreement including, but not limited to, any voting rights.

ARTICLE XI - GENERAL PROVISIONS

11.01.        Notices.

(a)        To the Members. Any notice required to be given to a Member under the provisions of this Agreement or by the Act shall be given either personally or by sending a copy thereof:

(1)        By first class or express mail, postage prepaid, or overnight delivery service, charges prepaid, to the postal address of the Member appearing on the books of the Company. Notice pursuant to this paragraph shall be deemed to have been given to the Member when deposited in the United States mail or with an overnight delivery service for delivery to the Member.

(2)        By facsimile transmission, e-mail or other electronic communication to the Member’s facsimile number or address for e-mail or other electronic communications supplied by the Member to the Company for the purpose of notice. Notice pursuant to this paragraph shall be deemed to have been given to the Member when sent.

(b)        To the Manager or the Company. Any notice to the Company or the Manager must be given to the Manager at 176 Ocean Way, Vero Beach, Florida 32963.

11.02.        Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes all prior agreements, express or implied, oral or written, with respect thereto. The express ‘terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

11.03.        Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to & chat any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the period of the applicable statute of limitations has run.

11.04.        Amendment. This Agreement or the Certificate may be amended from time to time only with the approval of the Manager and by vote of the Members at any meeting of the Members.

11.05.        Binding Effect and Rights of Third Parties. This Agreement has been adopted to govern the operation of the Company, and shall be binding on and inure to the benefit of the Members and their respective heirs, personal representatives, successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person, except a Person entitled to indemnification, contribution or advancement of expenses under Article VII. Except and only to the extent provided by applicable statute no such creditor or other Person shall have any rights under this Agreement.

11.06.        Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania (including, without limitation, provisions concerning limitations of actions); without reference to the conflicts of laws rules of that or any other jurisdiction, except that Federal laws shall also apply to the extent relevant.

11.07.        Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

11.08.        Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. All references to articles and sections refer to articles and sections of this Agreement, and all references to annexes are to annexes attached hereto, each of which is made a part hereof for all purposes. The headings in this Agreement are for convenience only; they do not form a part of this Agreement and shall not affect its interpretation.

11.09.        Execution in counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts; this Agreement shall become binding when any counterpart or counterparts, individually or taken together, bear the signatures of all of the initial Members.

11.10.        Attorneys’ Fees. If any dispute between the Company and the Members or among the Members results in litigation or arbitration; the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses.

SIGNATURE PAGE FOLLOWS

IN WITNESS .WHEREOF, the initial Members of the Company have caused this Agreement to be executed ns of the day and year first above written.

MEMBERS

Wayne Gould

Amy Gould

Scott L. Gould

Kenneth B. Gould

Lara N. Gould

Kimberly G. Gould

Annex A

Date: August 4, 2011

Name and Address of Each Member	Voting Units	Nonvoting Units	Initial Capital Contribution

Wayne Gould 176 Ocean Way Vero Beach, FL 32963	1,000	0	$1,000

Amy Gould 176 Ocean Way Vero Beach, FL 32963	1,000	0	$1,000

Scott L. Gould 176 Ocean Way Vero Beach, FL 32963	0	500	$ 0

Kenneth B. Gould 176 Ocean Way Vero Beach, FL 32963	0	500	$ 0

Lara N. Gould 176 Ocean Way Vero Beach, FL 32963	0	500	$ 0

Kimberly G. Gould 176 Ocean Way Vero Beach, FL 32963	0	500	$ 0